Exhibit 4.1

Execution Copy

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

TABLE OF CONTENTS

		Page

1.	CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . .	1

2.	RESTRICTIONS ON TRANSFERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4

3.	RESTRICTIVE LEGENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4

4.	NOTICE OF PROPOSED TRANSFERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6

5.	REGISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
5.1	Requested Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
5.2	Company Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
5.3	Registration on Form F-3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
5.4	Expenses of Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	13
5.5	Delay of Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	13
5.6	Registration Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	13
5.7	Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16
5.8	Information by Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
5.9	Resale of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
5.10	Canadian Securities Law Requirements. If: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
5.11	Termination of Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	19
5.12	Limitation on Subsequent Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	19

6.	INFORMATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . .	20

7.	LOCK-UP AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . ..	24

8.	RIGHT OF FIRST REFUSAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	24

9.	TRANSFER OF RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .	26

10.	INDEMNIFICATION MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	26

11.	EXPENSES OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . .	26

12.	SHARE VESTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . .	27

13.	DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27

14.	MATTERS REQUIRING APPROVAL OF HOLDERS OF PREFERRED SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27

15.	MATTERS REQUIRING APPROVAL OF THE SERIES A1 DESIGNEE AND A SERIES A2 DESIGNEE . . . . . . . . . . . . . . . .	28

16.	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28

17.	SUCCESSOR INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .	29

18.	AMENDMENT; WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . .	29

19.	PARAMOUNTCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . .	29

20.	NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	29

21.	SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	30

22.	GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . .	30

23.	LAWYERS’ FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . .	30

24.	TITLES AND SUBTITLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . .	30

25.	CURRENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .	30

26.	COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . .	30

27.	SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . .	31

28.	THIRD PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . .	31

29.	ADDITIONAL INVESTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . .	31

30.	AGGREGATION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . .	31

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TABLE OF CONTENTS

		Page
31.	DELAYS OR OMISSIONS	31

32.	TERMINATION	31

33.	ENTIRE AGREEMENT	31

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AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of the 23rd day of March, 2020 among AbCellera Biologics Inc., a company existing under the laws of the Province of British Columbia (the “Company”) and the holders (the “Series A1 Holders”) of the Company’s Series A1 Preferred Shares (the “Series A1 Preferred Shares”) listed on Exhibit A hereto and the purchasers of the Company’s Series A2 Preferred Shares (the “Series A2 Preferred Shares”, and together with the Series A1 Preferred Shares, the “Preferred Shares”) listed on Exhibit A hereto or that subsequently become listed thereon in accordance with the terms hereof (collectively, the “Investors”).

RECITALS

A. The Company and the holders of the Series A2 Preferred Shares (the “Series A2 Holders”) have entered into an Investment Agreement dated March 23, 2020 (the “Investment Agreement”), whereby the Company has agreed to sell, and the Series A2 Holders have agreed to buy, Series A2 Preferred Shares.

B. The Company and the Series A1 Holders are party to an Investor Rights Agreement dated as of August 3, 2018 (the “Prior Investor Rights Agreement”), and to induce the Series A2 Holders to enter into the Investment Agreement and acquire the Series A2 Preferred Shares thereunder, the Company and the Series A1 Holders have agreed to amend and restate the Prior Investor Rights Agreement on the terms set forth herein.

C. The obligations of the Company and the Series A2 Holders under the Investment Agreement are conditioned upon the simultaneous execution and delivery of this Agreement by the Company and the Investors.

AGREEMENT

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Amended and Restated Voting Agreement” means that certain amended and restated voting agreement between the Company and certain shareholders dated on or about the date hereof, as amended from time to time.

“Applicable Securities Laws” means the Securities Act, the Exchange Act, or other applicable U.S. federal or state securities laws or the Canadian Securities Laws.

“Canadian Securities Laws” means the securities laws of each province and territory of Canada, and the rules, instruments, regulations notices and policies of each securities commission or other securities regulatory authority in each province or territory of Canada.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Shares” means the common shares of the Company.

“Conversion Shares” means the Common Shares issued or issuable pursuant to conversion of the Preferred Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal rule or statute that replaces or supplements such act, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an employee benefit plan, stock option, stock purchase, or similar plan; (ii) a registration relating to a Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, (iv) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered, or (v) a registration relating to any other transaction that is primarily for purposes other than raising equity capital.

“Form F-3” means such form, or Form S-3 if applicable, under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission.

“Holder” means (i) any Investor holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 9 hereof.

“Initiating Holders” means Holders holding at least 50.1% of the Registrable Securities.

“Qualified Exchange” means the Toronto Stock Exchange, TSX Venture Exchange, New York Stock Exchange, or NASDAQ, or any successor exchange or market thereto.

“Qualified Initial Public Offering” shall mean the Company’s first underwritten public offering of the Common Shares or other securities pursuant to a registration statement or prospectus under applicable law (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, share purchase or similar plan) covering the offer and sale of Common Shares to the public with gross proceeds to the Company not less than $70 million (before deduction of underwriters commissions and expenses) in which the Common Shares are listed on a Qualified Exchange.

“Registrable Securities” means (i) the Conversion Shares, (ii) any Common Shares of the Company issued or issuable in respect of the Conversion Shares upon any stock split, stock dividend, combination, recapitalization or similar event and (iii) any Common Shares, or any Common Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; provided, however, that securities shall only be treated as Registrable Securities if and so long as (A) they have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a private transaction in which the transferor’s rights hereunder are not assigned, and (C) the registration rights with respect to such securities have not terminated pursuant to Section 5.10 hereof.

The terms “register,” “registered” and “registration” refer to (a) the registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement or (b) the qualification of securities for distribution to the public pursuant to a prospectus filed under Canadian Securities Laws.

“Registration Expenses” shall mean all expenses, except Selling Expenses, incurred by the Company in complying with Section 5 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements not to exceed ($30,000) of a single counsel for the selling Holders, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company); provided that, Registration Expenses shall not include underwriting discounts, commissions, stock transfer taxes and fees of counsel to the Holders (other than as expressly provided above).

“registration statement” means (a) a registration statement filed under the Securities Act, and/or (b) a prospectus filed under Canadian Securities Laws, and any reference to a registration statement becoming effective includes the issuance of a final receipt or decision document under Canadian Securities Laws in respect of a prospectus filed under Canadian Securities Laws.

“Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Section 3 hereof.

“Rule 144” and “Rule 145” shall mean Rules 144 and 145, respectively, promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registrable Securities and, except as set forth in Section 5.4 hereof, all fees and disbursements of counsel for any Holder not payable by the Company hereunder.

“Series A1 Designee” has the meaning ascribed thereto in the Amended and Restated Voting Agreement.

“Series A2 Designee” has the meaning ascribed thereto in the Amended and Restated Voting Agreement.

2. Restrictions on Transferability. The Preferred Shares, the Conversion Shares and any other securities issued in respect of such shares upon any stock split, stock dividend, combination, recapitalization, merger or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement and the Articles of the Company. Each Holder or transferee will cause any proposed purchaser, assignee, transferee or pledgee of any such shares held by such Holder or transferee to agree to take and hold such securities subject to the restrictions and upon the conditions specified in this Agreement, including the execution and delivery of a joinder agreement hereto in a form satisfactory to the Company. No Holder or transferee shall sell, assign, transfer or pledge any Preferred Shares, Conversion Shares or any other securities issued in respect of such shares upon any stock split, stock dividend, combination, recapitalization, merger or similar event, to a Competitor (as herein defined).

3. Restrictive Legends. Each certificate representing the Preferred Shares, the Conversion Shares or any other securities issued in respect of such shares upon any stock split, stock dividend, combination, recapitalization, amalgamation, merger or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legends required by agreement or by Applicable Securities Laws):

U.S. Holders:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF ABCELLERA BIOLOGICS INC. (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) INSIDE OR OUTSIDE THE UNITED STATES, PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT (INCLUDING UNDER RULE 144 THEREUNDER) AND, IF REQUESTED BY THE COMPANY, AFTER DELIVERY OF A WRITTEN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT, (D) TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (E) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND COVERING SUCH OFFER, SALE OR TRANSFER (IT BEING UNDERSTOOD THAT THE COMPANY SHALL BE UNDER NO OBLIGATION TO FILE SUCH REGISTRATION STATEMENT). HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”

All Holders:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) MARCH 23, 2020, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD OF 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY RELATED TO THE COMPANY’S INITIAL PUBLIC OFFERING AND, IN CERTAIN CIRCUMSTANCES, UP TO 34 DAYS THEREAFTER, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Each holder of the Preferred Shares, Conversion Shares or other securities imprinted with one or more of the foregoing legends consents to the Company making a notation on its records and giving stop transfer instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

4. Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Without in any way limiting the immediately preceding sentence, no sale, assignment, transfer or pledge of Restricted Securities shall be made by any Holder thereof to any person unless such person shall first agree in writing to be bound by the restrictions of this Agreement. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement or prospectus covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if reasonably requested by the Company, the Holder shall also provide, at such Holder’s expense, either (i) a written opinion of legal counsel whose legal opinion shall be reasonably satisfactory to the Company, addressed to the Company and to the effect that the proposed sale, assignment, transfer or pledge of the Restricted Securities may be effected without such registration or prospectus under Applicable Securities Laws, or (ii) a “no action” letter from the Commission or other applicable securities commission or governmental body to the effect that the sale, assignment, transfer or pledge of such securities without registration will not result in a recommendation by such securities commission or governmental body that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that the Company shall not request an opinion of counsel or “no action” letter with respect to (A) a transfer in compliance with Rule 144, (B) a transaction involving the distribution or transfer without consideration of Restricted Securities by the Holder to its affiliates, including any other person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such Holder, or constituent partners, limited partners, general partner, retired partners, members, former members or shareholders in accordance with their partnership interest, membership interest or shareholdings in such entity, or a trust for the benefit of the foregoing, or (C) a transaction involving the transfer without consideration or for nominal consideration for purposes of estate planning of Restricted Securities by an individual Holder during such Holder’s lifetime by way of gift or on death by will or intestacy. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in Section 3 above, except that such certificate shall not bear such restrictive legends if in the opinion of counsel for such Holder and counsel for the Company such legend is not required in order to establish compliance with any provision of Applicable Securities Laws. Notwithstanding the foregoing, each Holder of Restricted Securities agrees that it will not request that a transfer of the Restricted Securities be made or that the legend set forth in Section 3 be removed from the certificate representing the Restricted Securities, if as a result thereof the Company would be rendered subject to the reporting requirements of any Applicable Securities Laws. Notwithstanding the foregoing, the Holders will not be required to comply with the provisions of this Section 4 in connection with the Reorganization Transaction.

5. Registration.

5.1 Requested Registration.

(a) Request for Registration. In case the Company shall receive from the Initiating Holders a written request that the Company effect any registration with respect to shares of Registrable Securities, the Company will:

(i) within twenty (20) days of the receipt thereof, give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, use all reasonable efforts to effect such registration as part of a firm commitment underwritten public offering with underwriters selected by the Initiating Holders and reasonably acceptable to the Company (including, without limitation, appropriate qualification under Applicable Securities Laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations of any other Applicable Securities Laws) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request by delivering a written notice to such effect to the Company within ten (10) days after the date of such written notice from the Company.

Notwithstanding the foregoing, the Company shall not be obligated to give any notice under Section 5.1(a)(i) or to take any action to effect or complete any such registration pursuant to this Section 5.1:

(A) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under Applicable Securities Laws;

(B) prior to the earlier of (1) six (6) months after the effective date of the Qualified Initial Public Offering or (2) the fifth anniversary of the date of this Agreement;

(C) unless the requested registration would have an aggregate offering price of all Registrable Securities sought to be registered by all Holders, net of underwriting discounts and commissions, of not less than $15,000,000;

(D) with respect to any resident U.S. Holder of Registrable Securities if the Company shall have completed the Qualified Initial Public Offering on the Toronto Stock Exchange or the TSX Venture Exchange and such U.S. Holder may trade such Registrable Securities without restriction (other than market liquidity);

(E) after the Company has effected two (2) registrations pursuant to this Section 5.1;

(F) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Qualified Initial Public Offering (or such other period up to an additional thirty-four (34) days as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711 or NYSE Member Rule 472, or any similar regulations and successor provisions or amendments thereto); provided that the Company makes all reasonable efforts to cause such registration statement to become effective;

(G) if the Initiating Holders are able to request a registration on Form F-3 or a short-form prospectus under Canadian Securities Laws pursuant to Section 5.3 hereof;

(H) if the Company shall furnish to the Initiating Holders within thirty (30) days of the date of receipt of the request to effect such registration a certificate signed by an officer of the Company giving notice of its bona fide intention to effect the filing of a registration statement with the Commission or with the Canadian securities regulators which registration is subject to Section 5.2 hereof. In such case, so long as the Company uses all reasonable efforts to effect the filing of such registration statement, the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 5.1 shall be deferred for a period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, such Company-initiated registration; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; or

(I) if the Company shall furnish to the Initiating Holders within thirty (30) days of the date of receipt of the request to effect such registration a certificate signed by an officer of the Company stating that in the good faith judgment of the Company’s Board of Directors (“Board of Directors”) it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Canadian Securities Laws, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such ninety (90) day period other than an Excluded Registration.

Subject to the foregoing clauses (A) through (I), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. A registration shall not be counted as “effected” for purposes of this Section 5.1 until such time as the applicable registration statement has been declared effective by the Commission or a final receipt or decision document is issued in respect of the applicable Canadian prospectus, unless the Initiating Holders withdraw their request for such registration, elect not to pay the Registration Expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 5.4, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 5.1.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 5.1(a), and the Company shall include such information in the written notice referred to in Section 5.1(a)(i) and shall advise the Holders as part of such notice that the right of any Holder to registration pursuant to Section 5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 5.1(b), and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.The Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to reasonable approval of the Initiating Holders. Notwithstanding any other provision of this Section 5.1(b), if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement; provided, however, that the number of Registrable Securities to be included in such registration and underwriting shall not be reduced unless all other securities of the Company are first entirely excluded from such registration and underwriting. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) days prior to the effective date of the registration.

5.2 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a Holder or other holders, including a registration relating to a demand pursuant to Section 5.1 of this Agreement, but other than an Excluded Registration, the Company will:

(i) promptly give to each Holder written notice thereof, including the intended method of disposition; and

(ii) include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after the date of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the written notice given pursuant to Section 5.2(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company’s initial public offering, to zero, and (ii) in the case of any other offering, to an amount no less than twenty percent (20%) of all shares to be included in such offering; provided, however, that the number of Registrable Securities to be included in such registration and underwriting shall not be reduced unless all other securities of the Company held by shareholders other than Holders are first entirely excluded from such registration and underwriting (except that shares to be issued by the Company need not be so excluded). The Company shall so advise all Holders requesting to be included in the registration and underwriting, and the number of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, limited partners, general partners, retired partners and shareholders of such Holder, or the estates and family members of such partners, members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and underwriter, delivered at least ten (10) days prior to the effective date of the registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal.

5.3 Registration on Form F-3.

(a) Request for Registration. In case the Company shall receive from the Holders of, in the aggregate, at least thirty percent (30%) of the Registrable Securities (for purposes of this Section 5.3(a), the “F-3 Initiating Holders”) a written request or requests that the Company file a registration statement on Form F-3 or a Canadian short-form prospectus for a public offering of shares of Registrable Securities the aggregate gross price to the public of which would equal or exceed $5,000,000, and the Company is a registrant entitled to use Form F-3 or a Canadian short-form prospectus to register the Registrable Securities for such an offering, the Company shall use all reasonable efforts to cause such Registrable Securities to be registered for the offering on such form or prospectus and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request. If such offering is to be an underwritten offering, the underwriters must be reasonably acceptable to both the F-3 Initiating Holders and the Company. The Company shall promptly inform the other Holders of the proposed registration and, subject to the foregoing, include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after the date of such written notice from the Company, by any Holder. In the event the registration is proposed to be part of a firm-commitment underwritten public offering, the substantive provisions of Section 5.1(b) shall be applicable to each such registration initiated under this Section 5.3. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.3:

(A) if Form F-3 or a Canadian short-form prospectus is not available for such offering by the Holders;

(B) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required under Applicable Securities Laws;

(C) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(D) after the Company has effected two (2) registrations pursuant to this Section 5.3 within the twelve month period immediately preceding the date of such request;

(E) following the filing of, and for one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (or such other period up to an additional thirty-four (34) days as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711 or NYSE Member Rule 472, or any similar regulations and successor provisions or amendments thereto) (other than an Excluded Registration); provided that the Company is actively employing all reasonable efforts to cause such registration statement to become effective;

(F) with respect to any resident U.S. Holder of Registrable Securities if the Company shall have completed the Qualified Initial Public Offering on the Toronto Stock Exchange or the TSX Venture Exchange and such U.S. Holder may trade such Registrable Securities without restriction (other than market liquidity);

(G) if the Company shall furnish to the F-3 Initiating Holders within thirty (30) days of the date of receipt of the request to effect such registration a certificate signed by an officer of the Company giving notice of its bona fide intention to effect the filing of a registration statement on Form F-3 or a Canadian short-form prospectus with the Commission or with the Canadian securities regulators which registration is subject to Section 5.2 hereof. In such case, so long as the Company uses all reasonable efforts to effect the filing of such registration statement, the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 5.3 shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such F-3 Initiating Holder or Holders; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period;

(H) if the Company shall furnish to the F-3 Initiating Holders within thirty (30) days of the date of receipt of the request to effect such registration a certificate signed by an officer of the Company giving notice of its bona fide intention to effect the filing of a registration statement with the Commission or with the Canadian securities regulators and the Company uses all reasonable efforts to effect the filing of such registration statement, the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 5.3 shall be deferred for a period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of such Company-initiated registration; or

(I) if the Company shall furnish to the F-3 Initiating Holders within thirty (30) days of the date of receipt of the request to effect such registration a certificate signed by an officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Canadian Securities Laws, then the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 5.3 shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file such registration by such F-3 Initiating Holders; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

A registration shall not be counted as “effected” for purposes of this Section 5.3 until such time as the applicable registration statement has been declared effective by the Commission or a final receipt or decision document is issued in respect of the applicable Canadian prospectus, unless the Initiating Holders withdraw their request for such registration, elect not to pay the Registration Expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 5.4, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 5.3.

5.4 Expenses of Registration. All Registration Expenses incurred in connection with (a) up to two (2) registrations pursuant to Section 5.1, (b) all registrations pursuant to Section 5.2, and (c) all registrations pursuant to Section 5.3, shall be borne by the Company. Notwithstanding the foregoing, in the event that the Initiating Holders cause the Company to begin a registration pursuant to Section 5.1 or Section 5.3, and the request for such registration is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) or such registration is not completed due to failure to meet the net proceeds requirement set forth in such section or is otherwise not successfully completed due to no fault of the Company, all Holders shall be deemed to have forfeited their right to one (1) registration under Section 5.1 or Section 5.3, as applicable, unless the Holders pay for, or reimburse the Company for, the Registration Expenses incurred in connection with such withdrawn or incomplete registration; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 5.1 or Section 5.3 hereof, as applicable.

Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by such Holders, as applicable, pro rata on the basis of the number of shares so registered or proposed to be so registered.

5.5 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

5.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company will:

(a) prepare and file with the Commission and/or Canadian securities regulators a registration statement and/or Canadian prospectus, as applicable, with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement or prospectus to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement or prospectus effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement or prospectus has been completed, whichever first occurs; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Shares (or other securities) of the Company; provided, however further, that at any time, upon written notice to the participating Holders and for a period not to exceed thirty (30) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or prospectus (and the participating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement or prospectus is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive thirty (30) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement or prospectus, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement or prospectus during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use all reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice;

(b) prepare and file with the Commission and/or Canadian securities regulators such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement or prospectus as may be necessary to comply with the provisions of the Securities Act or Canadian Securities Laws with respect to the disposition of all securities covered by such registration statement or prospectus;

(c) furnish to the Holders participating in such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and Canadian Securities Laws, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them in such public offering;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders participating in such registration; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or Canadian Securities Laws;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or Canadian Securities Laws of the happening of any event, which is known to the Company, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by such underwriter or selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any of the foregoing, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith; and

(j) use its commercial reasonable efforts to furnish, at the request of the Initiating Holders or the F-3 Initiating Holders, as applicable, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 5, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

5.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors, members and partners, limited partners, general partners, and each person controlling such Holder or any such person within the meaning of Section 15 of the Securities Act or applicable Canadian Securities Laws, with respect to which registration has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation (provided such indemnified party complies with Section 5.7(c)), commenced or threatened, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (ii) any violation by the Company of Applicable Securities Laws in connection with any such registration (collectively, a “Violation”), and the Company will reimburse each such Holder, each of its officers, directors, members and partners, limited partners, general partners and each person controlling such Holder or any such person, for any legal and any other expenses reasonably incurred, as such expenses are incurred (subject to delivery to the Company of invoices or other documentation substantiating such expenses, as reasonably requested by the Company), in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder, controlling person, underwriter or other aforementioned person, expressly for use in connection with such registration; provided, however, that the foregoing indemnity agreement (i) is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission or the Canadian securities regulators at the time the registration statement becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) or with Canadian securities regulators (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Holder who has received a copy of the Final Prospectus, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act or Canadian Securities Laws, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage, and (ii) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

(b) Each Holder will, if Registrable Securities or Common Shares, as applicable held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, other holders of the Company’s securities covered by such registration statement, each person who controls the Company or any such other person within the meaning of Section 15 of the Securities Act or Canadian Securities Laws, legal counsel and accountants for the Company, any underwriter and each other such Holder, each of its officers, directors, members, limited partners, general partners and partners, and each person controlling such Holder or any such other person within the meaning of Section 15 of the Securities Act or Canadian Securities Laws, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document incident to any such registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any Violation by the Holder of Applicable Securities Laws, and will reimburse the Company, such other Holders, such directors, officers, members, partners, limited partners, general partners, persons, legal counsel and accountants for the Company, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by or on behalf of such Holder or controlling person, expressly for use in connection with such registration. Notwithstanding the foregoing, the foregoing right of indemnification is conditional on the indemnified party’s compliance with section 5.7(c) hereof and, in any event, the aggregate liability of each Holder under this Section 5.7(b) shall be limited in an amount equal to the net proceeds received by such Holder in such registration, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 5.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to participate in such claim or any litigation resulting therefrom and, to the extent the Indemnifying Party so desires, participate jointly with any other Indemnifying Party to which notice has been given, and to assume the defense to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld, delayed or conditioned), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 5.7(b), shall exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 5.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 5, and otherwise shall survive the termination of this Agreement.

5.8 Information by Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder or Holders and its or their affiliates, the Registrable Securities or Common Shares held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement, including without limitation all information required to be disclosed by the Company in connection with any such registration.

5.9 Resale of Securities. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration after such time as a public market exists for the Common Shares of the Company in the United States, the Company agrees to use commercially reasonable efforts to:

(a) make and keep adequate current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date that the Company becomes and remains subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act;

(b) to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), which reports and other documents shall be deemed delivered to the parties hereto upon filing on EDGAR, or its replacement or successor system, with the Commission, if applicable; and

(c) so long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for its Qualified Initial Public Offering) and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

5.10 Canadian Securities Law Requirements. If:

(a) a public offering is completed under the Securities Act and such public offering is not also made pursuant to a Canadian prospectus under Canadian Securities Laws in respect of which a receipt or decision document is issued by a Canadian securities regulator;

(b) the Common Shares are listed on an exchange or quoted on a market outside of Canada;

(c) a Major Investor who is resident in a Canadian jurisdiction (a “Canadian Holder”) is not permitted under the Canadian Securities Laws of such jurisdiction to sell its Registrable Securities on the exchange or market on which the Common Shares are listed or quoted without filing a prospectus under applicable Canadian Securities Laws; and

(d) the Canadian Holder provides a notice to the Company, not earlier than 180 days following the US public offering, that it wishes to sell Registrable Securities, then the Company will either:

(a) obtain, within 60 days following receipt by the Company of the notice from the Canadian Holder, discretionary exemptive relief from the applicable Canadian securities commissions permitting the sale of the Registrable Securities held by the Canadian Holder on the exchange or market on which the Common Shares are listed or quoted without filing a prospectus under applicable Canadian Securities Laws and otherwise subject to such conditions as may be imposed by the applicable Canadian securities regulators and as the Canadian Holder and the Company agree to, acting reasonably; or

(b) use commercially reasonable efforts to become a reporting issuer under the Canadian Securities Laws of any jurisdiction of Canada (at the Company’s discretion) within 90 days following receipt by the Company of the notice from the Canadian Holder or as soon thereafter as is reasonably practicable.

5.11 Termination of Registration Rights. The rights granted pursuant to Sections 5.1, 5.2 and 5.3 of this Agreement shall terminate as to any Holder upon the earlier to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Articles;

(b) the date four (4) years after the effective date of a Qualified Initial Public Offering;

(c) the date such Holder is able to immediately sell all shares of Registrable Securities held or entitled to be held upon conversion by such Holder under Rule 144 during any 90-day period, and

(d) the sale of all such Holder’s shares would not be a distribution under Section 2.5 or Section 2.6 of National Instrument 45-102, and would not be a control distribution (as defined in National Instrument 45-102).

5.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding at least 67% of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 5.1, Section 5.2 or Section 5.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

6. Information Rights.

(a) The Company will provide the following documents to each Investor who holds at least two hundred thousand (200,000) Preferred Shares (as adjusted for stock splits, dividends, combinations, recapitalizations or the like) (collectively, the “Major Investors”):

(i) not less than thirty (30) days prior to the end of each fiscal year, pro forma financial projections for the immediately following fiscal year as prepared by the Company along with any updates to such financial projections in the event of a material change thereto;

(ii) within one hundred twenty (120) days after the end of each such fiscal year (beginning with the year ended December 31, 2019), audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and audited consolidated statements of operations and audited consolidated statements of cash flows and shareholders’ equity of the Company and its subsidiaries, if any, for such year, prepared by an independent public accounting firm approved by the Board of Directors, including the Series A1 Designee and at least one of the Series A2 Designees (if, and only to the extent, each such designee is a director of the Company at the applicable time), prepared in accordance with Canadian generally accepted accounting principles or United States generally accepted accounting principles (“GAAP”) if such are adopted by the Company and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail;

(iii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of operations and unaudited consolidated statements of cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with GAAP (other than accompanying notes and standard year-end adjustments);

(iv) as soon as practicable after the end of the first, second, third and fourth quarterly accounting periods in each fiscal year of the Company and in any event within thirty (30) days thereafter, a statement showing the number of shares of each class and series and securities convertible into or exercisable for shares outstanding at the end of the period, the Common Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Shares and the exchange ratio or exercise price applicable thereto, and the number of issued stock options and stock options not yet issued but reserved for issuance, if any; and

(v) such other information reasonably requested; provided that the Company shall not be obligated to provide information (A) that it reasonably determines in good faith to be a trade secret or any information that the Company is prohibited from disclosing pursuant to written agreements containing confidentiality obligations, provisions or covenants with respect to such information, or (B) which it deems in good faith to be attorney-client privileged.

(b) Notwithstanding anything else in this Subsection 6 to the contrary, the Company may cease providing the information set forth in Section 6(a) during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the Commission rules or Canadian Securities Laws applicable to such registration statement and related offering; provided that the Company’s covenants under Section 6(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(c) Each Major Investor acknowledges and agrees that any information obtained from the Company shall be considered confidential nonpublic information and will accordingly not use such information in connection with purchases or sales of the Company’s securities except in compliance with Applicable Securities Laws and will maintain such information in confidence and will not use or disclose any of such information to any third party, except:

(i) to the extent such information is made publicly available by the Company without restrictions on its use or disclosure;

(ii) to the extent such information is or becomes generally available to the public other than as a result of acts by such Major Investor;

(iii) to the extent such information was in such Major Investor’s possession prior to the date it was disclosed to such Major Investor or transferee, provided that the source of information was not known by such Major Investor or transferee to be bound by a confidentiality agreement with or contractual, legal or fiduciary obligation of confidentiality to the Company or any other person;

(iv) to the extent such information is or becomes available to such Major Investor or transferee on a non-confidential basis from a source other than the Company; provided that the source of information was not known by such Major Investor or transferee to be bound by a confidentiality agreement with or contractual, legal or fiduciary obligation of confidentiality to the Company or any other person;

(v) that such Major Investor or transferee may disclose information received from the Company to its affiliates and to its, and its affiliates’, partners, limited partners, general partners (and professional advisors and representatives of such persons or entities), employees and professional advisors to the extent such Major Investor or transferee deems such disclosure to be reasonably necessary to monitor and manage its investment in the Company and to comply with its existing obligations to provide information to such persons or entities (and their representatives and advisors); provided that each such person or entity is subject to similar obligations of confidentiality and non-use or agrees to maintain the confidentiality of such information and not to use such information except as permitted herein prior to such disclosure; provided, further, that such Major Investor agrees that it will not, and shall cause each of its affiliates’, partners, limited partners, general partners (and professional advisors and representatives of such persons or entities), employees and professional advisors not to, during or after the term of this Agreement, disclose such information to any other person or entity, including any portfolio company, that is directly competitive with the Company (it being acknowledged and agreed that a person shall not be deemed competitive with the Company solely by reason of its ownership of a person that may be competitive with the Company) for any reason or purpose whatsoever; or

(vi) to the extent such information is or becomes available to such Major Investor or its affiliates pursuant to any license, collaboration, or other similar agreement between the Company and the Major Investor (or its affiliates) (each, a “Commercial Agreement”), such information shall be subject to the confidentiality obligations set forth in such Commercial Agreement, which confidentiality obligations supersede the provisions of this Section 6(c) in its entirety as it may pertain to the subject matter of such Commercial Agreement.

(d) The Company shall permit each Major Investor or its transferees, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, during normal business hours of the Company as may be requested by such Major Investor (provided that at least forty-eight hours advance notice is provided by the Major Investor in respect of a proposed visit); provided, however, that the Company shall not be obligated under this Section 6 to provide information that it deems in good faith to be a trade secret or similar highly confidential or proprietary information or attorney-client privileged; provided, further, however, that the Company shall not be obligated to permit such inspections and examination with respect to a Competitor (as defined in Section 9 below) of the Company. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions and will set aside on its books all such proper accruals and reserves.

(e) The Company will not do or permit anything to be done or fail to do or permit anything not to be done which would have the effect of causing more than 50% of the fair market value of the Preferred Shares or the Conversion Shares held by the Investors to be derived, directly or indirectly, from one or any combination of:

(i) real or immovable property situated in Canada (within the meaning of the Income Tax Act (Canada)),

(ii) Canadian resource properties (within the meaning of the Income Tax Act (Canada)),

(iii) timber resource properties (within the meaning of the Income Tax Act (Canada)), and

(iv) options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (i) to (iii), whether or not the property exists.

(f) Upon the written request of an Investor after the end of a fiscal year, the Company shall, no later than 60 days following the end of the Company taxable year, (i) advise such Investor of its status under the “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) rules and (ii) in respect of each taxable year for any portion of which the Company is determined to be a PFIC by the Company, provide to such Investor the statements and information (including, without limitation, a valid PFIC Annual Information Statement prepared in accordance with the provisions of the Code and Treasury Regulations promulgated thereunder) necessary to enable such Investor to comply with all provisions of the Code with respect to PFICs, including but not limited to, making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Section 1.1295-3 of the Treasury Regulations with respect to the Company.

(g) Upon the written request of an Investor after the end of a fiscal year, the Company shall, no later than 60 days following the end of the Company taxable year (i) examine its status under the “controlled foreign corporation” as defined in Section 957 of the Code and the Treasury Regulations thereunder (a “CFC”) rules and shall notify such Investor of the CFC status of the Company and (ii) in respect of each taxable year for any portion of which the Company is determined to be a CFC by the Company provide the information (including, if applicable, Subpart F Income and Section 956 Amount) reasonably necessary to enable such Investor if it is a “U.S. Person” of the Company (as defined below) to comply with all CFC reporting and other requirements of the Code with respect to its equity holdings in the Company. For purposes of this Section 6(g) “U.S. Person” means any “United States Person” as defined in Section 7701(30) of the Code and the Treasury Regulations thereunder, “Subpart F Income” means “subpart F income” as defined in Section 952 of the Code and the Treasury Regulations thereunder, and “Section 956 Amount” means any amount described in Sections 951(a)(1)(B) and 956 of the Code and the Treasury Regulations thereunder.

(h) The covenants of the Company set forth in this Section 6 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately prior to the closing of a Qualified Initial Public Offering; (ii) immediately prior to the closing of (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company, or (B) the acquisition of the Company by another entity by means of merger, amalgamation, plan of arrangement, consolidation, reorganization, share sale or otherwise resulting in the exchange of the outstanding shares of the Company for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiaries, unless, in each case, the shareholders of the Company, as constituted immediately prior to such transaction, hold at least a majority of the voting power of the surviving or resulting corporation in such a transaction, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Articles.

7. Lock-Up Agreement. Each Investor, Holder and transferee hereby agrees that, in connection with the initial public offering of the Company under the Securities Act or under Canadian Securities Laws, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), such Investor, Holder or transferee shall not (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of (directly or indirectly); or (ii) enter into any hedging, swap or similar transaction with the same economic effect as a sale of, any securities of the Company held by such Investor, Holder or transferee immediately prior to the effectiveness of the registration statement for such offering (other than those securities included in such registration statement), during the period specified by the Board of Directors at the request of the Managing Underwriter (the “IPO Market Standoff Period”), with such period not to exceed one hundred eighty (180) days following the effective date of such registration statement (or such other period up to an additional thirty-four (34) days as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711 or NYSE Member Rule 472, or any similar regulations and successor provisions or amendments thereto). The foregoing shall only be applicable to the Holders if all officers, directors and shareholders holding one percent (1%) or more of the Company’s outstanding capital stock are subject to similar obligations. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such IPO Market Standoff Period. Each Investor, Holder and transferee agrees to execute a market standoff agreement with the Managing Underwriter in customary form consistent with the provisions of this Section 7. The Company agrees to use commercially reasonable efforts to ensure that all future issuance of Company securities shall be subject to a lock-up or market standoff provision at least as restrictive as the provisions of this Section 7. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors and Holders subject to such agreements, based on the number of shares subject to such agreements.

8. Right of First Refusal.

(a) The Company hereby grants to each Major Investor the right of first refusal to purchase its Pro Rata Share of New Securities (as defined in this Section 8) which the Company may, from time to time, propose to sell and issue. A “Pro Rata Share,” for purposes of this right of first refusal, equals the proportion that the total number of Common Shares issuable upon conversion of the Preferred Shares then held by such Major Investor bears to the sum of the total number of Common Shares then outstanding plus the number of Common Shares issuable upon exercise or conversion of all then outstanding securities exercisable for or convertible into, directly or indirectly, Common Shares.

(b) Except as set forth below, “New Securities” shall mean any shares of the Company, including Common Shares and any class or series of Common Shares or preferred shares, whether now authorized or not, and rights, options or warrants to purchase said Common Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said Common Shares or preferred shares. Notwithstanding the foregoing, “New Securities” does not include: (i) Exempt Securities (as defined in the Company’s Articles, as amended); (ii) shares issued and issuable upon exercise or conversion of securities with respect to which the Investors previously had an opportunity to exercise the right of first refusal pursuant to this Section 8; (iii) shares issued in the Qualifying Initial Public Offering; (iv) the issuance of additional Series A2 Preferred Shares to Investors pursuant to the Investment Agreement; or (v) Common Shares issued or issuable upon the conversion or exercise of the subscription rights, options or any other convertible securities outstanding as of the date of this Agreement.

(c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Investor written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Major Investor shall have fourteen (14) days from the date of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased; provided that such Major Investor is an “accredited investor” as such term is defined under Applicable Securities Laws. At the expiration of such fourteen (14)-day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10)-day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the total number of Common Shares then held by such Fully Exercising Investor plus the number of Common Shares issuable upon conversion of the Series A1 Preferred Shares then held by such Fully Exercising Investor bears to the sum of the total number of Common Shares then outstanding plus the number of Common Shares issuable upon exercise or conversion of all then outstanding securities exercisable for or convertible into, directly or indirectly, Common Shares then held by all Fully Exercising Investors who wish to purchase such unsubscribed shares.

(d) Following the expiration of the periods provided in Section 8(c) above, the Company shall have one hundred and twenty (120) days to sell the New Securities not elected or eligible to be purchased by the Fully Exercising Investors at the price and upon the terms no more favourable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold all of the New Securities within said one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

(e) The provisions of this Section 8 will terminate and be of no further force or effect upon the earlier to occur of: (i) the closing of a Qualified Initial Public Offering, (ii) the date on which the Company becomes subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act or becomes a reporting issuer pursuant to the Applicable Securities Laws of at least one province of Canada, or (iii) immediately prior to the closing of either a Change of Control (as defined in the Company’s Articles, as amended) or the Reorganization Transaction (as defined in the Company’s Articles, as amended) in accordance with Section 3(b)(viii) of the Amended and Restated Voting Agreement dated as of the date hereof, as applicable.

9. Transfer of Rights. The rights granted to the Investors under Section 5 and to Major Investors under Sections 6 and 8 of this Agreement may be assigned to any transferee or assignee, other than a Competitor (as defined below) of the Company in connection with any transfer or assignment of Registrable Securities or Common Shares by the Holder, provided that: (i) such transfer is otherwise effected in accordance with Applicable Securities Laws, the Company’s Articles and the terms of this Agreement; (ii) such transfer is effected in accordance with the terms of the Amended and Restated Right of First Refusal and Co-Sale Agreement between the Company, the Investors and others dated of even date herewith, as may be amended from time to time; (iii) in the case of Sections 5 and 8, such assignee or transferee acquires at least five percent (5%) (as adjusted for stock splits, dividends, combinations, recapitalizations or the like) of all Registrable Securities (including Preferred Shares convertible into Registrable Securities) originally held by the Holder, except that assignments or transfers to affiliates, partners, limited partners, general partners, retired partners, members, former members, shareholders or other affiliates of a Holder or immediate family members or trusts established for the benefit of a Holder shall be without restriction as to the number of shares to be assigned or transferred; (iv) written notice is promptly given to the Company; and (v) such transferee or assignee agrees in writing to be bound by the provisions of this Agreement and subject to all of the terms and conditions hereof, including in the case of a Major Investor the shareholding requirements thereof. “Competitor” shall mean, upon the advice of counsel, any natural person, firm, partnership, corporation, entity, business or other organization that is directly or indirectly engaged in or actively participates in any activity or line of business in which the Company or any of its Subsidiaries then engages or participates in, but shall not include any financial investment firm or collective investment vehicle that, together with its affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its affiliates, have a right to designate any members of the Board of Directors of any Competitor; notwithstanding anything to the contrary in the foregoing, in no event shall (a) DCVC Bio, L.P. or any of its affiliates, (b) OrbiMed Royalty & Credit Opportunities III, LP or any of its affiliates, or (c) Eli Lilly and Company or any of its affiliates, be deemed a Competitor.

10. Indemnification Matters. The Company hereby acknowledges that two (2) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Articles (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

11. Expenses of Directors. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of her or his reasonable out-of-pocket expenses incurred attending each meeting of the Board of Directors, any committee thereof, or other activities as requested by the Company in accordance with the Company’s reimbursement policies.

12. Share Vesting. Unless otherwise approved by the Board of Directors, including the Series A1 Designee and at least one of the Series A2 Designees (if, and only to the extent, each such designee is a director of the Company at the applicable time), all stock options, awards and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such shares shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) the remaining seventy-five percent (75%) of such shares shall vest ratably on an annual basis over the remaining three (3) years.

13. Directors’ and Officers’ Liability Insurance. The Company shall use its commercially reasonable efforts to maintain directors’ and officers’ liability insurance coverage of not less than $1,000,000 from a financially sound and reputable insurer with terms and policy limits satisfactory to the Board of Directors, except as otherwise determined by the unanimous vote of the Board of Directors. The Company shall furnish to the Investors, upon request, evidence of the insurance required to be maintained by this Section 13.

14. Matters Requiring Approval of Holders of Preferred Shares. The Company shall not (including, without limitation, by amendment, merger, consolidation, any other voluntary action or transaction or otherwise), and shall not enter into any obligation to, or take any action in furtherance of, any of the following matters without the prior approval of holders of, in the aggregate, 67% of the Preferred Shares then outstanding, and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect:

(a) amend, alter or repeal any provision of the Notice of Articles or Articles of the Company (other than in connection with the Reorganization Transaction);

(b) reclassify, reorganize, exchange, cancel or recapitalize any of the outstanding capital of the Company (other than in connection with the Reorganization Transaction);

(c) issue or obligate itself to issue any preferred shares, including any as-yet-unauthorized class or series of preferred shares, other than pursuant to the Investment Agreement;

(d) make any change to the Company’s stock option plan or create any new stock option plans or other incentive plans;

(e) make any change to the number of directors of the Board of Directors;

(f) take any proceedings with a view to the dissolution, winding-up or termination of the corporate existence of the Company (other than in connection with the Reorganization Transaction);

(g) sell, lease, transfer, license or otherwise dispose of all or substantially all of the assets or intellectual property of the Company and its subsidiaries (other than in connection with the Reorganization Transaction);

(h) pay or declare any dividend or make any distribution on any shares of the Company;

(i) purchase or redeem (or permit any subsidiary to purchase or redeem) (i) any Preferred Shares, or (ii) any Common Shares; provided, however, that this restriction shall not apply to the repurchase of any Common Shares or Preferred Shares from employees, officers, directors or consultants of the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to any right of first refusal in favour of the Company;

(j) incur aggregate indebtedness or related liabilities, including loans, guarantees of third party indebtedness or granting of security for indebtedness over the Company’s assets in excess of CDN$250,000, other than indebtedness incurred in the ordinary course of business of the Company (unless otherwise approved by the board, including the Series A1 Designee and at least one of the Series A2 Designees (if, and only to the extent, each such designee is a director of the Company at the applicable time)); or

(k) enter into any transaction, agreement or arrangement with an affiliate or founder of the Company (except for employment or consulting arrangements in the ordinary course of business of the Company).

15. Matters Requiring Approval of the Series A1 Designee and a Series A2 Designee. So long as the Series A1 Holder is entitled to designate for election a Series A1 Designee or the Series A2 Holders are entitled to designate for election at least one Series A2 Designee, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, including the Series A1 Designee and at least one of the Series A2 Designees (if, and only to the extent, each such designee is a director of the Company at the applicable time):

(a) make, or authorize the payment of, any severance payments to any employee of the Company, including executive officers of the Company, other than in the customary practices of the Company; and

(b) approve any executive officer of the Company spending less than 100% of his or her professional time on the Company.

16. Proprietary Information and Inventions Agreement. The Company shall require all (a) employees to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors and (b) consultants to execute and deliver a consulting agreement substantially in a form approved by the Company’s counsel or Board of Directors.

17. Successor Indemnification. If the Company or any of its successors or assigns (a) consolidates with, amalgamates or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (b) transfers or conveys all or substantially all of the properties and assets of the Company and its subsidiaries, considered as a whole, to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company’s Articles, or elsewhere, as the case may be.

18. Amendment; Waiver. Except as otherwise provided herein, additional parties may be added to this Agreement, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least 67% of the Registrable Securities then outstanding. Notwithstanding the foregoing, (i) Sections 5, 6, 7, 8 and 9 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and a majority of the Registrable Securities then held by Major Investors, (ii) this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Holder without the written consent of such Holder unless such amendment or waiver applies to all Holders in the same fashion, and (iii) Section 6(c)(vi) may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the applicable Major Investor in respect of the particular Commercial Agreement to which such Section applies. Notwithstanding the foregoing, the definition of “Competitor” may amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) DCVC Bio L.P. in respect of paragraph (a) of such definition, (ii) OrbiMed Royalty & Credit Opportunities III, LP in respect of paragraph (b) of such definition, and (iii) Eli Lilly and Company in respect of paragraph (c) of such definition. Any amendment or waiver so effected shall be binding upon the Company and the other parties hereto.

19. Paramountcy. Notwithstanding anything to the contrary in Section 18, if any provision of this Agreement conflicts with the Articles of the Company dealing with any matter referred to herein, the provisions of the Company’s Articles will prevail and the Investors will take and cause to be taken all actions necessary to amend this Agreement so as to eliminate any conflict.

20. Notices. Except as otherwise specifically provided herein, all notices and other communications required or permitted hereunder shall be in writing and shall be mailed by First Class, registered or certified mail, postage prepaid, by hand, by messenger or by facsimile or by electronic mail, addressed: if to a Holder, to the address or fax number listed after such Holder’s name on Exhibit A, or at such other address as such Holder shall have furnished to the Company in writing;

(b) if to the Company, to:

AbCellera Biologics Inc.

2215 Yukon Street

Vancouver, BC V5Y 0A1

Attn: Carl Hansen, Chief Executive Officer

Email:

or at such other address as each of the parties may provide in writing.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally or sent by electronic mail, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been mailed.

21. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

22. Governing Law. This Agreement shall be governed in all respects by the laws of the Province of British Columbia and the laws of Canada applicable therein without regard to conflict of laws provisions.

23. Lawyers’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable lawyers’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

24. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

25. Currency. All amounts set forth in this Agreement are in United States Dollars, unless otherwise indicated. In the event that a conversion of United States Dollars into Canadian Dollars is required pursuant to the terms of this Agreement the rate of exchange to be used shall be the Bank of Canada Canadian dollar closing exchange rate for United States Dollars on the day that is, (a) a day on which the Bank of Canada provided a Canadian dollar closing exchange rate for United States Dollars; and (b) before and as close as possible to the day on which actual payment is made or the calculation rendered pursuant to this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, PDF or other electronic means of transmission, each of which shall be deemed an original and all of which together shall constitute one instrument.

27. Successors and Assigns. Except as otherwise provided herein, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred or delegated by any Investor without the prior written consent of the Company; provided, however, that each Investor shall have the right to assign, transfer or delegate this Agreement and any and all rights, duties and obligations hereunder to any affiliate of such Investor in connection with a transfer of Registrable Securities held by the Investor to any such affiliate without obtaining such consent upon prior notice to the Company and delivery of a written agreement by such affiliate to which such affiliate becomes a party to this Agreement and agrees to be bound by all the provisions hereof as an “Investor” hereunder. Any attempt by an Investor without such permission to assign, transfer or delegate any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

28. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

29. Additional Investors.

(a) Notwithstanding anything to the contrary contained herein, if the Company shall issue additional Series A2 Preferred Shares pursuant to the Investment Agreement after the date hereof, any purchaser of such Series A2 Preferred Shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

30. Aggregation of Shares. All shares of the capital of the Company held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

31. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

32. Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (a) the closing of either a transaction that results in a Change of Control (as defined in the Company’s Articles, as amended) or a Reorganization Transaction (as defined in the Company’s Articles, as amended) in accordance with Section 3(b)(viii) of the Amended and Restated Voting Agreement dated as of the date hereof, (b) the date that is four (4) years following the closing of the Qualified Initial Public Offering, or (c) the closing of a Deemed Liquidation Event.

33. Entire Agreement. This Agreement, including the exhibit hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Effective as of the date hereof, this Agreement amends, restates and supersedes the Prior Investor Rights Agreement in its entirety.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first set forth above.

ABCELLERA BIOLOGICS INC.

By:	/s/ Carl Hansen
Name: Carl Hansen
Title: Chief Executive Officer

[Signature Page to the Amended and Restated Investor Rights Agreement]

“SERIES A1 HOLDERS”

DCVC BIO, L.P.
on behalf of itself and as nominee for certain affiliated entities

By: DCVC BIO GP, LLC
Its: General Partner
By: JNK CAPITAL MANAGEMENT, LLC
Its: General Partner

By:	/s/ Kiersten Stead

Name:	Kiersten Stead
Title:	Managing Member

[Signature Page to the Amended and Restated Investor Rights Agreement]

“SERIES A2 HOLDERS”

DCVC BIO, L.P.
on behalf of itself and as nominee for certain affiliated entities

By: DCVC BIO GP, LLC
Its: General Partner
By: JNK CAPITAL MANAGEMENT, LLC
Its: General Partner

By:	/s/ Kiersten Stead

Name:	Kiersten Stead
Title:	Managing Member

[Signature Page to the Amended and Restated Investor Rights Agreement]

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP

By:	OrbiMed ROF III LLC,
its General Partner

	By:	OrbiMed Advisors LLC,
its Managing Member

	By:	/s/ Sven Borho
	Name:	Sven Borho
	Title:	Member

[Signature Page to the Amended and Restated Investor Rights Agreement]

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Matthew Bloom

Name:	Matthew Bloom
Title:	Authorized Signatory

[Signature Page to the Amended and Restated Investor Rights Agreement]

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing

Name:	Scott L. Lessing
Title:	President

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing

Name:	Scott L. Lessing
Title:	President

[Signature Page to the Amended and Restated Investor Rights Agreement]

ABE INVESTMENTS LLC

By:	/s/ Joel Cazares

Name:	Joel Cazares
Title:	Authorized Signatory

[Signature Page to the Amended and Restated Investor Rights Agreement]

THE FOUNDERS FUND VII PRINCIPALS FUND, LP By: The Founders Fund VII Management, LLC Its: General Partner By: /s/ Scott Nolan Name: Scott Nolan Title:	THE FOUNDERS FUND VII, LP By: The Founders Fund VII Management, LLC Its: General Partner By: /s/ Scott Nolan Name: Scott Nolan Title:
THE FOUNDERS FUND VII ENTREPRENEURS FUND, LP By: The Founders Fund VII Management, LLC Its: General Partner By: /s/ Scott Nolan Name: Scott Nolan Title:	PAI FAMILY TRUST By: /s/ Neil Pai Neil Pai, as trustee

WITNESS: Signature Print Name	) ) ) ) ) )	/s/ Scott Nolan SCOTT NOLAN

[Signature Page to the Amended and Restated Investor Rights Agreement]

APEIRON SICAV LTD. - PRESIGHT CAPITAL FUND ONE

By:	/s/ Heinz Daxl

Name:	Heinz Daxl
Title:	Director of Apeiron SICAV Ltd.

By:	/s/ Jefim Gewiet

Name:	Jefim Gewiet
Title:	Director of Apeiron SICAV Ltd.

[Signature Page to the Amended and Restated Investor Rights Agreement]

ELI LILLY AND COMPANY

By:	/s/ Josh Smiley

Name:	Josh Smiley
Title:	Senior VP and CFO

[Signature Page to the Amended and Restated Investor Rights Agreement]

HARVARD MANAGEMENT PRIVATE EQUITY CORPORATION

By:	/s/ Richard Slocum

Name:	Richard Slocum
Title:	Authorized Signatory

By:	/s/ Kathryn Murtagh

Name:	Kathryn Murtagh
Title:	Authorized Signatory

[Signature Page to the Amended and Restated Investor Rights Agreement]

REGENTS OF THE UNIVERSITY OF MINNESOTA

By:	/s/ Stuart H. Mason

Name:	Stuart H. Mason
Title:	Chief Investment Officer

[Signature Page to the Amended and Restated Investor Rights Agreement]

EXHIBIT A

Schedule of Investors

“Series A1 Holders”

Name and Address of Series A1 Holders	Number of Series A1 Preferred Shares Held
DCVC Bio, L.P. 317 University Avenue, Suite 200 Palo Alto, CA 94301	2,105,264

“Series A2 Holders”

Name and Address of Series A2 Holders	Number of Series A2 Preferred Shares Held

DCVC Bio, L.P. 317 University Avenue, Suite 200 Palo Alto, CA 94301	802,371

OrbiMed Royalty & Credit Opportunities III, LP 601 Lexington Avenue, 54th Floor New York, NY 10022	802,371

Viking Global Opportunities Illiquid Investments Sub-Master LP 55 Railroad Avenue, Greenwich, CT 06830	1,604,742

Baker Brothers Life Sciences, L.P. c/o Baker Bros. Advisors LP 860 Washington Street, 3rd Floor New York, NY 10014 Fax: 212-339-5688	735,780

667, L.P. c/o Baker Bros. Advisors LP 860 Washington Street, 3rd Floor New York, NY 10014 Fax: 212-339-5688	66,591

ABE Investments LLC 2200 Paseo Verde Parkway, Suite 250 Henderson, NV 89052	381,126

The Founders Fund VII Principals Fund, LP One Letterman Drive, Building D. 5th Floor San Francisco, CA 94129	40,105

Name and Address of Series A2 Holders	Number of Series A2 Preferred Shares Held

The Founders Fund VII, LP One Letterman Drive, Building D. 5th Floor San Francisco, CA 94129	334,324

The Founders Fund VII Entrepreneurs Fund, LP One Letterman Drive, Building D. 5th Floor San Francisco, CA 94129	2,924

Scott Nolan One Letterman Drive, Building D. 5th Floor San Francisco, CA 94129	1,605

Pai Family Trust One Letterman Drive, Building D. 5th Floor San Francisco, CA 94129	2,168

Apeiron SICAV Ltd. - Presight Capital Fund ONE Cornerstone Complex, Suite A, Level 1, 16th September Square, Mosta, Malta	40,119

Eli Lilly and Company Lilly Corporate Center, Indianapolis, IN 46285	401,186

Harvard Management Private Equity Corporation Attention: Marcus Loveland / Emily Holden 600 Atlantic Avenue, Boston, MA 02210	401,186

Regents of the University of Minnesota 2221 University Ave SE, Suite 145 Minneapolis, MN 55414	401,186